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                                                                   EXHIBIT 10.40

                        EMPLOYMENT SEVERANCE AGREEMENT,

                   SETTLEMENT AGREEMENT AND GENERAL RELEASE
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     This Employment Severance Agreement, Settlement Agreement, and General
Release ("Agreement") is made and entered into by and among Stephen J. Shugerman ("Employee"), Imperial Credit Industries, Inc. ("ICII") and Southern Pacific Bank ("SPB") (collectively, the "Employer").

     Employee has been an employee of Employer and his active employment has ended effective September 1, 1999 (the "Termination Date"), notwithstanding that Employee and SPB had entered into that certain Employment and Non-Competition Agreement as of January 1, 1997 (the "Employment Agreement"). Employee and Employer desire to settle fully and finally any differences between them, including, but not limited to, any differences that might arise out of Employee's employment with Employer, and the termination thereof.

     In consideration of the mutual covenants and conditions hereof, the parties agree as follows:

     l.  General Construction
         --------------------

     This Agreement shall not in any way be construed as an admission by the parties that either has acted wrongfully or performed inadequately during the period of Employee's employment.

     2.  Termination of Employment
         -------------------------

     Employee represents, understands and agrees that his active employment with Employer has ended on the Termination Date specified above. Employee has vacated his office at SPB and will not otherwise seek or demand employment with Employer. In addition, Employee shall resign as of September 1, 1999, from the Board of Directors of SPB. Employee and Employer represent that neither has filed and neither will file any complaints, charges or lawsuits with any governmental agency or any court related to the termination of Employee's employment.

     3.  Severance Pay; Director Fees
         ----------------------------

     Employer agrees to pay Employee (i) $146,530 for all accrued vacation and
(ii) his current Base Salary (as defined in the Employment Agreement and subsequently adjusted to $300,000 per annum) due for work completed, to the Termination Date. Severance compensation equal to Employee's current Base Salary shall be paid in the form of salary

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continuation through December 31, 2000, less appropriate deductions including employee benefit contributions. Employee shall be entitled to all benefits of employment other than vacation accrual, automobile allowance, and such other matters as are set forth in paragraph 4 below, during the current Base Salary continuation period. Effective January 1, 2001, all such benefits of employment shall cease. Employee shall remain a Director of ICII for so long as the ICII Board of Directors and shareholders, respectively, shall nominate and elect him to that position, and Employee shall receive all director fees and expenses normally paid to non-employee Directors of ICII.

     4.   Medical Coverage; Other Benefits
          --------------------------------

     (a) Without limiting the materiality of other paragraphs of this Agreement, it is agreed that the provisions of this paragraph 4 are a material part of this Agreement.

     (b) Employer agrees to maintain Employee on an Employer health care plan through the end of the current Base Salary continuation period, under the same terms applicable to existing employees of Employer.

     (c) Employer may elect to change the plan offered to all Employer's employees and in such event, Employee agrees to accept the level of coverage offered to all existing employees at his level.

     (d)  Employee's benefit period under COBRA shall begin on January 1, 2001.

     (e) Employee's eligibility to participate in ICII's Deferred Executive Compensation Plan ("DEC") shall continue for so long as Employee remains a Director of ICII. Amounts previously contributed as Employer matching funds shall continue to vest according to the terms of the DEC Plan for so long as Employee remains a Director of ICII.

     (f) Employee's participation in the ICII 401k Plan shall cease on the Termination Date.

     (g) All unexercised grants of ICII common stock options previously issued to Employee shall remain outstanding and shall continue to vest in accordance with each such option grant's original vesting schedule for so long as Employee remains a Director of ICII.

     (h) Employee and Employer agree to cooperate fully with one another in implementing the provisions of this paragraph 4.


     5.  Confidentiality
         ---------------

     Both parties represent and agree that they will keep the terms, payment amounts and existence of the Agreement completely confidential, and that they will not hereafter disclose

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any information concerning this Agreement to anyone other than the Employee's spouse, prospective employers and professional advisors of Employee and representatives, employees, agents and regulatory authorities of Employer, who, if told such matters, will be informed of this confidentiality clause, except as required by legal process.

     6.  Representation
         --------------

     Employee and Employer represent and agree that (i) they fully understand their right to discuss all aspects of this Agreement with their respective attorneys, if any, if they desire, (ii) they each have carefully read and fully understand all of the provisions of this Agreement and (iii) they are voluntarily entering into this Agreement.

     7.  General Release
         ---------------

     As a material inducement to Employer's decision to enter into this Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Employer and its owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them, or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to rights under federal, state or local laws which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold, or which Employee at any time hereinafter may have, own or hold, or claim to have, own or hold against Employer or any of the other parties, including any claims for compensation or benefits that could be asserted under the Employment Agreement, but not including claims arising out of the breach of this Agreement.

     Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance of such specific waiver of
Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

          "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the parties, Employee expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all

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claims which Employee does not know or suspect to exist in his favor at the time of execution hereof, and this Agreement contemplates the extinguishment of all such claim or claims, except any claim arising out of the breach of this Agreement.

     Notwithstanding the foregoing or any other provision hereof, paragraph (Section) 5 and paragraphs (Sections) 10 through 17 of the Employment Agreement shall remain in full force and effect for so long as Employee remains a Director of ICII.

     8.   Revocation
          ----------

     Employee has a period of seven (7) days following the execution of this Agreement by all parties hereto to revoke this Agreement by providing written notice of such revocation to Irwin L. Gubman, ICII's and SPB's General Counsel. This Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without Employee having exercised Employee's right of revocation.


     9.   Federal Age Discrimination in Employment Act
          --------------------------------------------

     Employee fully understands, acknowledges and agrees that among the claims Employee is waiving, releasing and forever discharging by the execution of this Agreement are all claims arising under the Federal Age Discrimination in
Employment Act of 1967, 29 U.S.C. section 621 et seq.   Employee further fully
                                              -------
understands, acknowledges and agrees that Employee:

     (a) Has been given at least twenty-one (21) days within which to consider this Agreement before executing it.

     (b) Has carefully read and fully understands all of the terms and provisions of this Agreement.

     (c) Is, by the execution of this Agreement, waiving, releasing and forever discharging Employer from all claims that Employee has or may have against the Employer, including but not limited to any claims of age discrimination.

     (d) Knowingly and voluntarily agrees to all of the terms and provisions of this Agreement.

     (e) Knowingly and voluntarily intends to be legally bound by all of the terms and provisions of this Agreement.

     (f) Was previously advised, and is hereby further advised, in writing to consult with an attorney of Employee's choice before executing this Agreement.

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     (g)  Has a period of seven (7) days following the execution of this
Agreement by all parties hereto to revoke this Agreement by providing written notice of such revocation to Irwin L. Gubman and was previously advised, and is hereby further advised, in writing that this Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without Employee having exercised Employee's right of revocation.

     (h) Understands that any claims under the Federal Age Discrimination in Employment Act of 1967, 29 U.S.C. section 621 et seq., that may arise after the
                                              ------
date this Agreement is executed by all parties hereto are not waived.

If Employee does not revoke this Agreement within the seven (7) day revocation period described in paragraph 8 above, Employee agrees to mail to Irwin L. Gubman the original of a letter Employee has executed confirming Employee has not exercised Employee's right to revoke. Promptly after Irwin L. Gubman receives said letter as executed by Employee, Employer agrees to implement paragraph 3 of this Agreement.

     10.  General Provisions
          ------------------

     (a) The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

     (b) The terms of this Agreement shall inure to the benefit of and be binding upon the parties and their successors, agents, heirs, parent companies, subsidiaries and assigns.

     (c) Any controversy or claim arising out of or relating to this Agreement or the breach thereof (including the arbitrability of any controversy or claim), shall be settled by arbitration in the City of Los Angeles in accordance with the laws of the State of California by one arbitrator. If the parties cannot agree on the appointment of an arbitrator, then the arbitrator shall be appointed by the American Arbitration Association. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of an arbitrator which shall be as provided in this Paragraph 20. The cost of any arbitration proceeding hereunder shall be borne equally by the Employer and the Employee. The award of the arbitrator shall be binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

       If it shall be necessary or desirable for the Employee to retain legal counsel and incur other costs and expenses in connection with the enforcement of any or all of his rights under this Agreement, and provided that the Employee substantially prevails in the enforcement of such rights, the Employer shall pay (or the Employee shall be entitled to recover from the Employer, as the case may be) the Employee's reasonable attorneys' fees and costs and expenses in connection with the enforcement of his rights including the enforcement of any arbitration award.

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     (d)  This Agreement and any amendment or supplement hereto may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (e) This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, negotiations and other dealings between the parties. This Agreement may only be amended in writing by a written amendment signed by both the Employer and Employee.

     This Agreement is executed by or on behalf of the parties as of the date set forth after each party's signature.


______________________________
Name:
Date:

IMPERIAL CREDIT INDUSTRIES, INC.       SOUTHERN PACIFIC BANK


By:________________________________    By:__________________________________
Date:                                  Date:

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